Exhibit 99

Patterson Companies Reports Improved Third Quarter Sales and Earnings

St. Paul, MN—February 23, 2006—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $682,402,000 for the third quarter of fiscal 2006 ended January 28, an increase of 7% from $638,005,000 in the year-earlier quarter. Excluding the impact of two acquisitions earlier in fiscal 2006, internally-generated sales rose approximately 4%. The third quarter of fiscal 2006 contained one less selling day than the year-earlier period, which reduced consolidated sales growth by an estimated one to two percentage points. Net income increased 8% to $54,004,000 or $0.39 per diluted share, from $50,137,000 or $0.36 per diluted share in the third quarter of fiscal 2005.

Patterson Dental, Patterson’s largest business, reported sales growth of 6% to $531,884,000 in the third quarter. The September 2005 acquisition of Accu-Bite, Inc., a Michigan-based dental distributor, accounted for approximately three percentage points of Patterson Dental’s third quarter sales growth.

•	Sales of consumable dental supplies and printed office products increased 12% in the third quarter. Excluding Accu-Bite, consumable sales were up 6%. Patterson Dental’s sales force grew to 1,542 at January 28, which includes the addition of Accu-Bite’s sales representatives.

•	Sales of dental equipment and software were virtually unchanged in the third quarter. During this period, strong sales growth of digital radiography equipment and related software, including the line of CAESY patient education software, largely offset flat sales of basic equipment and modestly lower sales of CEREC 3D® dental restorative systems. This portion of Patterson Dental’s business was confronted by a difficult year-over-year comparison, since sales of basic and new-technology equipment were very strong in the third quarter of fiscal 2005, having increased 30% from the third quarter of 2004.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, insurance e-claims and equipment contracts increased 13% in the third quarter.

Sales of the Webster Veterinary unit increased 14% in the third quarter of fiscal 2006 to $80,763,000. As expected, the December 2005 acquisition of Intra Corp, one of the nation’s leading developers of veterinary practice management software marketed under the IntraVet brand name, had a nominal impact on Webster’s third quarter sales growth. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 3% in the third quarter to $69,755,000. Excluding the impact of currency translations, Patterson Medical’s sales rose approximately 5%.

James W. Wiltz, president and chief executive officer, commented: “Patterson’s improved third quarter results were paced by continued robust sales of dental consumables and another strong performance by our veterinary business. Moreover, we believe the underlying strength of our dental equipment and software business was demonstrated by its ability to virtually equal its exceptionally strong sales performance in last year’s third quarter. We have implemented programs aimed at returning dental equipment sales growth to more historic norms. Equipment sales are showing signs of strengthening at this early point in the fourth quarter, but this improvement is not occurring as quickly as anticipated.”

He continued: “Our Webster unit is continuing to benefit from the expansion of its geographic marketplace through acquisitions and internal start-ups, in addition to a pharmaceutical distribution agreement with Pfizer. We are particularly encouraged by the strong sales growth of veterinary equipment during the quarter, reflecting the growing positive impact of Webster’s emphasis on this portion of its business. Webster’s equipment initiative was reinforced by the acquisition of the IntraVet software product line, which positions our veterinary unit to optimize the benefits of digital radiography equipment and thus offer veterinarians a compelling, value-added technology solution. Finally, the third quarter performance of Patterson Medical was consistent with our forecast. This unit’s new management team is evaluating current operations and implementing new sales and marketing programs that are expected to result in stronger growth during the coming fiscal year.”

Wiltz added: “Patterson’s performance in fiscal 2006 has fallen short of our standards, but the corrective actions that we are taking make us optimistic about our future. We believe dental equipment remains one of our strongest long-term opportunities; the momentum of our veterinary unit is continuing to grow; and the process of strengthening Patterson Medical’s performance is well underway.”

Patterson is forecasting earnings of $0.40 to $0.42 per diluted share for the fourth quarter of fiscal 2006 ending April 29, 2006. As a result, the Company reduced its full-year earnings guidance to $1.42 to $1.44 per diluted share from $1.44 to $1.46 per diluted share.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard through March 2, 2006 by dialing 1-303-590-3000 and providing the 11054185 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Net sales	$682,402	$638,005	$1,919,946	$1,794,185

Gross profit	240,969	227,328	667,427	635,924

Operating expenses	152,423	145,549	436,541	416,484

Operating income	88,546	81,779	230,886	219,440

Other expense, net	(2,279)	(1,681)	(4,678)	(6,241)

Income before taxes	86,267	80,098	226,208	213,199

Income taxes	32,263	29,961	84,602	79,743

Net income	$54,004	$50,137	$141,606	$133,456

Earnings per share:
Basic	$0.39	$0.37	$1.03	$0.98
Diluted	$0.39	$0.36	$1.02	$0.96

Shares:
Basic	137,804	136,924	137,552	136,728
Diluted	139,275	138,960	139,214	138,788

Gross margin	35.3%	35.6%	34.8%	35.4%

Operating expenses as a % of net sales	22.3%	22.8%	22.7%	23.2%

Operating income as a % of net sales	13.0%	12.8%	12.1%	12.2%

Effective tax rate	37.4%	37.4%	37.4%	37.4%

Return on net sales	7.9%	7.9%	7.4%	7.4%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 28, 2006	April 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$187,991	$245,931
Receivables, net	312,954	317,168
Inventory	242,573	206,405
Prepaid expenses and other current assets	30,453	30,533

Total current assets	773,971	800,037

Property and equipment, net	125,019	97,178
Goodwill and other intangible assets	765,257	746,079
Other	156,523	42,007

Total Assets	$1,820,770	$1,685,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$145,236	$160,954
Other accrued liabilities	140,121	141,307
Current maturities of long-term debt	20,027	20,027

Total current liabilities	305,384	322,288

Long-term debt	285,022	301,530
Other non-current liabilities	54,162	46,411

Total liabilities	644,568	670,229

Stockholders’ equity	1,176,202	1,015,072

Total Liabilities and Stockholders’ Equity	$1,820,770	$1,685,301

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Consolidated Net Sales
Consumable and printed products	$406,447	$365,408	$1,224,797	$1,122,411
Equipment and software	227,771	229,349	554,558	542,008
Other	48,184	43,248	140,591	129,766

Total	$682,402	$638,005	$1,919,946	$1,794,185

Dental Supply
Consumable and printed products	$273,512	$244,054	$797,040	$740,653
Equipment and software	215,146	217,521	520,858	509,104
Other	43,226	38,221	126,122	114,574

Total	$531,884	$499,796	$1,444,020	$1,364,331

Rehabilitation Supply
Consumable and printed products	$59,397	$55,960	$194,984	$185,824
Equipment	6,942	8,386	21,686	24,086
Other	3,416	3,162	10,435	10,048

Total	$69,755	$67,508	$227,105	$219,958

Veterinary Supply
Consumable and printed products	$73,538	$65,394	$232,773	$195,934
Equipment and software	5,683	3,442	12,014	8,818
Other	1,542	1,865	4,034	5,144

Total	$80,763	$70,701	$248,821	$209,896

Other (Expense) Income, net
Interest income	$1,106	$1,533	$4,681	$4,034
Interest expense	(3,470)	(3,303)	(9,656)	(10,852)
Other	85	89	297	577

	$(2,279)	$(1,681)	$(4,678)	$(6,241)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 28, 2006	January 29, 2005
Operating activities:
Net income	$141,606	$133,456
Depreciation & amortization	16,967	20,239
Stock-based compensation	570	—
Change in assets and liabilities, net of acquired	(43,310)	37,582

Net cash provided by operating activities	115,833	191,277

Investing activities:
Additions to property and equipment, net	(36,721)	(22,590)
Acquisitions	(39,228)	(72,855)
Distribution agreement	(100,000)	—
Sale (purchase) of investments, net	11,377	(4,207)

Net cash used in investing activities	(164,572)	(99,652)

Net cash provided by (used in) financing activities	2,176	(49,442)

Net (decrease) increase in cash and cash equivalents	$(46,563)	$42,183